AMENDED AND RESTATED DISTRIBUTORSHIP AGREEMENT

         THIS AGREEMENT, made this 15th day of April, 2000, is by and between PENSAR TECHNOLOGIES, LLC, a Texas Limited Liability Company with its principal place of business at 4703 Shavano Oak, Suite 102, San Antonio, TX 78249 ("Pensar"); and INTERNATIONAL TEST SYSTEMS, INC., a Delaware corporation having its principal place of business at 4703 Shavano Oak, Suite 102, San Antonio, TX 78249 ("Distributor") (together Pensar and Distributor may be referred to as the "Parties"). This Agreement amends and restates the Distributorship Agreement between the INTERNATIONAL TEST SYSTEMS, INC., a (Texas corporation and predecessor of Distributor) and Pensar dated June 19, 1999.

                              W I T N E S S E T H :

         WHEREAS, Pensar is the owner of a certain proprietary technology that enables the design and production of hardware and software products that, when coordinated, are used to test and troubleshoot components of printed circuit boards (the "Intellectual Property"); and

         WHEREAS, Pensar acquired its ownership of the Intellectual Property on from the predecessor of the Distributor by virtue of a corporate resolution of Distributor dated June 16, 1999 (a copy of which is annexed hereto as Exhibit A and made a part hereof) to transfer its assets and liabilities to Pensar; and

         WHEREAS, Distributor is engaged in the business of, among other things, marketing and selling products used to test and troubleshoot components of printed circuit boards (the "Products"); and

         WHEREAS, subject to the terms and conditions contained herein, Pensar desires to engage Distributor, and Distributor desires to be so engaged, as Pensar's sole and exclusive distributor of the Products throughout the World (the "Territory").

         NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Recitals: The recitals set forth above are hereby incorporated into the body of this Agreement and made a part hereof.

2. Description of the Intellectual Property: The Intellectual Property is the source code of Pensar's proprietary technology of copyrighted Windows based software applications developed to compile databases of printed circuit board measurements in multiple digital formats e.g. text, numerical, image, video, and audio, that are icon drive. The software provides customization applications and capabilities that enable new printed-circuit-board test products to be developed. Printed circuit boards are ubiquitous and typically each one has a different configuration of components. The Intellectual Property is a software platform that can be customized to design and develop new products to test different printed circuit board configurations as they are developed. The software source code is protected from duplication and modification by the installation of a Programmable Array Logic (PAL) chip in each firmware-testing product.

3. Engagement. Subject to the terms and conditions set forth herein below, Pensar hereby engages Distributor and Distributor hereby accepts said engagement as Pensar's sole and exclusive distributor of the Products in the Territory. The scope and exclusivity of this Agreement shall apply to all improvements, modifications and extensions of the Intellectual Property and Products, as well as new products and technology developed by Pensar during the Term hereof. Pensar shall be entitled to sell the remainder of its current inventory as identified by serial number on Exhibit B hereto without sharing proceeds therefrom from ITS.

4. Method of Transacting Sales. In order to effect sales of the Products from Pensar to Distributor hereunder, Distributor shall issue purchase orders to Pensar for the specific Products and quantities desired. Pensar shall fulfill each such purchase order according to the reasonable terms contained therein. Pensar shall undertake to design, produce, manufacture and ship the Products (including all assembly and finishing work) to Distributor in accordance with all purchase orders. Pensar agrees to provide Distributor with sufficient quantities of the Products free of charge for Distributor to use in demonstrations and sales calls.

5. Exclusivity. Pensar agrees not to engage the services of any other distributor for the Products in the Territory for the Term of this Agreement, subject to the express conditions hereof.

6.   Consideration:

     (a) Advance Payment: Upon execution of this Agreement by all parties, Distributor shall pay Pensar Five Thousand Dollars ($5,000.00) as a non-refundable, recoupable advance.

     (b) The amounts set forth above shall be paid in addition to the amounts invoiced by Pensar to Distributor pursuant to the purchase orders submitted to Pensar, which shall be as follows:

          1. Commissions on all sales where Distributor uses a sub-distributor:

              product purchases up to a total of $45,420:

              Product               Suggested Retail Price    Price to Sub-Distributor  Commission to Distributor
              CircuiTest 2000S              $5,995            $3,297.25                 $1,400
              CircuiTest 2100 Scanner       $2,995            $1,317.80                 $   500

              product purchases over $45,420

              Product               Suggested Retail Price    Price to Sub-Distributor Commission  to ITS
              CircuiTest 2000S              $5,995            $2,997.50                 $1,200
              CircuiTest 2100 Scanner       $2,995            $1,198.00                 $   350

          2.   Commissions the use of a sub-distributor:

         product purchases up to a total of $45,420:

              Product                       Suggested Retail Price     Price to Distributor
              CircuiTest 2000S              $5,995                     $3,297.25
              CircuiTest 2100 Scanner       $2,995                     $1,317.80

         product purchases over $45,420

              Product                       Suggested Retail Price     Price to Distributor
              CircuiTest 2000S              $5,995                     $2,997.50
              CircuiTest 2100 Scanner       $2,995                     $1,198.00

     (c) Distributor agrees to pay Pensar an additional Five Thousand Dollars ($5,000.00) upon the completed filing of a Registration Statement which is declared effective by the Securities and Exchange Commission and Distributor's stock is listed on the NASD OTC Bulletin Board.

7. Intellectual Property Rights. Distributor hereby acknowledges and agrees that Pensar is the sole owner of all copyrights, trademarks, patents, trade secrets and other proprietary information relating in any way to the Intellectual Property and the Products, including but not limited to all software, hardware, processes, methods, techniques, and know-how. Distributor shall not, directly or indirectly, take any action inconsistent with such ownership, including but not limited to opposition or cancellation proceedings. Pensar acknowledges and agrees that Distributor is the sole and exclusive owner of any and all copyrights, trademarks, servicemarks, patents, trade secrets and other proprietary information relating to the sale of the Products or Distributor's own operations. Pensar shall not, directly or indirectly, take any action inconsistent with such ownership, including but not limited to opposition or cancellation proceedings. Pensar further represents and warrants that it has applied for and obtained all necessary patent, trademark and copyright protection to sufficiently protect the Intellectual Property for the Term of this Agreement.

8. Warranty and Indemnifications. Each party warrants and represents that it is a valid corporation or Limited Liability Company duly organized under the laws of the jurisdiction which it stands, in good standing, and has obtained any and all necessary approvals and or resolutions necessary to execute and carry out the terms of this Agreement. Furthermore, each party represents and warrants that in performing their respective obligations under this Agreement, they will not be breaching or violating any third parties' or governmental agency's rights, property, contracts, orders, judgments, decrees, or otherwise. In this regard, Pensar warrants and represents that it is the sole and exclusive owner of the Intellectual Property, that there is no pending or threatened litigation or other proceeding or investigation against it which does or could have an affect on its ownership of the Intellectual Property or its right to enter into and perform the terms of this Agreement. Each party hereby indemnifies and holds harmless the other, their officers, directors, employees, agents, heirs and successors from and against any and all loss, damage, expense, liability (including reasonable attorney's fees) which arise as the result of the breach of any provision or warranty contained herein.

9. Compliance With Applicable Laws: Each party agrees to perform its duties and obligations hereunder in compliance with all applicable federal, state and local laws, rules, regulations and ordinances.

10. No Partnership, etc. Neither party shall have the right, power or authority to contract in the name of the other, or to otherwise bind or pledge the assets of the other. This Agreement does not create a partnership, joint venture or franchise Agreement.

11. Default. In the event either party defaults in any of its obligations under this Agreement, the non-defaulting party shall send written notice to the defaulting party setting for the nature of the alleged default and the provision of this Agreement allegedly violated. In the event the defaulting party has not cured the default within thirty (30) days of notice of default, then the non-defaulting party may pursue any remedies at law or equity it deems appropriate. Both parties hereby acknowledge and agree that a breach of this Agreement could result in irreparable harm to the other and, as such, agrees to the issuance of injunctive relief (including preliminary injunction and temporary restraining orders) to prevent further breaches and/or damages.

12. Term. This Agreement shall commence on the date it is fully and duly executed by both parties, and shall endure for a period of ten (10) years (the "Term"). In addition, Distributor shall have the option to renew this Agreement on the same terms and conditions for an additional five (5) years by sending Pensar written notice of its election to exercise said option within sixty (60) days prior to the end of the original Term. Distributor shall have the right to terminate this Agreement on thirty (30) days written notice to Pensar.

13. Escrow of Technology: Upon execution of this Agreement, Pensar shall reduce the Intellectual Property (including but not limited to all source codes) to writing or some other form and format which is retrievable and readable by Distributor so that Distributor can duplicate, reproduce and ascertain same in the event of the demise, death, incompetency or other unforseen extended or permanent unavailability of the individuals at Pensar with knowledge of said information (the "Disclosure"). Said Disclosure shall be deposited in trust with Raphael Sonsino, Esq. (the "Escrow Agent"). The Escrow Agent shall hold said Disclosure in confidence and safe-keeping, and shall, only to the extent necessary for Distributor to reasonably carry out the terms and intentions of this Agreement, release the information from safe-keeping to Distributor upon the death, demise, incapacity or other unforseen extended or permanent unavailability of the individuals at Pensar with knowledge of said information upon the written request of Distributor.

14.  Right of First Refusal; Right of Repurchase:

(a) Pensar hereby grants Distributor a right of first refusal to purchase the assets, Intellectual Property or units of ownership interest in Pensar (i.e. shares of stock, membership interests, etc.) in the event of a proposed sale, transfer or assignment of any such items by Pensar. In such event, Pensar shall provide Distributor with written notice of its intention to sell, assign, transfer or convey its business, assets or the Intellectual Property containing the identity of the purchaser/transferee/assignee and all of the terms of the proposed sale, transfer or assignment. Distributor shall have thirty (30) days to exercise its right to consummate the transaction on the same terms and conditions as those contained in the notice hereunder by delivering written notice of its intention to do so. The failure of Distributor to notify Pensar within said thirty (30) day period of its intention to exercise its rights hereunder shall be deemed an election not to exercise its right hereunder. In the event Distributor does not exercise its right hereunder, Pensar shall be free to consummate the proposed transaction as proposed in the notice to Distributor only on the EXACT SAME TERMS AND CONDITIONS AS THOSE CONTAINED IN THE ORIGINAL NOTICE. In the event said transaction does not close within ninety (90) days of the receipt of the original notice by Pensar, Distributor's rights hereunder shall be renewed and Pensar must comply with the terms of this Paragraph again. Notwithstanding the foregoing, any proposed sale by Pensar to a third party shall contain a provision that the consummation of the transaction is conditioned upon the assignment of this contract to the purchaser, which is subject to the approval by Distributor.

(b) Pensar hereby grants Distributor a right to purchase the assets, Intellectual Property or units of ownership interest in Pensar (i.e. shares of stock, membership interests, etc.). The price to be paid shall be 25% less than the fair value as determined by appraisal. Pensar and Distributor shall jointly select an appraiser to value the assets or interests to be purchased. In the event the parties do not agree on an appraiser, each of Pensar and Distributor shall select an appraiser. The two appraisers together shall select a third party appraiser. In the event Distributor chooses to purchase assets or interests, Distributor shall provide Pensar with written notice of its intention to purchase the business, assets or the Intellectual Property. The parties agree to use their best efforts to cause the appraisal to occur within thirty (30) days of notice and the closing to occur within thirty (30) days thereafter. The consideration shall be cash unless Pensar allows otherwise.

14. Force Majeure: It is understood and agreed that in the event of an act of the government, war, fire, flood or other natural disaster, or labor or manufacturing strikes which prevent the performance of this Agreement, such nonperformance will not be considered a breach of this Agreement, and such nonperformance shall be excused while, but not longer than, the conditions described herein prevail. The period of Force Majeure shall not exceed eighteen (18) months.

15. Notices: All notices, whenever required in this Agreement, will be in writing and sent by certified mail, return receipt requested. Notices will be deemed to have been given three (3) days after being mailed. A copy of all notices to Distributor shall be sent via regular mail to: Steven M. Kaplan, Esq., Kaplan Gottbetter & Levenson, LLP, 630 Third Avenue, New York, NY 10017.

16. Controlling Law: This Agreement shall be construed in accordance with the laws of the State of New York, United States of America and jurisdiction over the parties and subject matter over any controversy arising hereunder shall exclusively be in the Courts of the State and County of New York, County or the Federal courts therein. Both parties hereby irrevocably consent to said jurisdiction and venue.

17. Assignment: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party, and any attempts to do so without the consent of the other party shall be void and of no effect. Notwithstanding the foregoing, ITS shall have the absolute right and authority to subcontract any and all of its rights and obligations under this agreement to any subcontractor, value-added reseller or other distributor.

18. Entire Agreement: This writing constitutes the entire agreement and understanding between the parties. No other oral or written agreements or representations exist or are being relied upon by either party. Any modifications or additions hereto must be made in writing and signed by both parties. This Agreement specifically supersedes and cancels any and all prior agreements between the parties.

19.  Miscellaneous:

     (a) The paragraph headings used herein are for reference purposes only and do not effect the meaning or interpretation of this Agreement. If any provisions of this Agreement are for any reason declared to be invalid or illegal, the remaining provisions shall not be affected thereby.

     (b) The failure of either party to enforce any or all of its rights hereunder as they accrue shall not be deemed a waiver of those rights, all of which are expressly reserved.


     (c) This Agreement may be executed in more than one counterpart, all of which shall be deemed to be originals.

     (d) This Agreement shall not be binding unless a fully executed counterpart has been delivered to all parties.

         WHEREAS, the parties have set their hand and executed this Agreement of ____ (6) pages plus exhibits with the intention of being fully bound hereby.

PENSAR TECHNOLOGIES, LLC            INTERNATIONAL TEST SYSTEMS, INC.

By:_____________________________    By:___________________________________
Title:____________________________Title:__________________________________